Exhibit 10.10

Plum Acquisition Corp. IV

2021 Fillmore St. #2089

San Francisco, CA 94115

Tel. (929) 529-7125

September 11, 2024

Mr. Kanishka Roy

Manager

Freya Advisory, LLC

27300 Dee Springs Way

Los Altos Hills, CA 94022

Email: Kanishka.b.roy@gmail.com

Re:	Consulting Agreement

Dear Mr. Roy:

This letter agreement (this “Agreement”) sets forth the terms and conditions whereby Freya Advisory, LLC (the “Consultant”) agrees to provide certain services (as described below) to Plum Acquisition Corp. IV (the “Company”).

1.	SERVICES.

1.1 The Company hereby engages Consultant, and Consultant hereby accepts such engagement, as an independent contractor, on a non-exclusive basis, to perform such consulting services as requested by the Company from time to time (collectively the “Services”). Nothing herein shall prohibit the Company from engaging other persons or entities to perform the same or similar services.

1.2 Consultant’s Services will entail supervising and performing due diligence on potential business combination partners, and assisting with the negotiation and closing of a business combination transaction.

1.3 The Company shall not control the manner or means by which Consultant performs the Services, including, but not limited to, the time and place Consultant performs the Services.

1.4 To the extent Consultant performs any Services on the Company’s premises or using the Company’s equipment, Consultant shall comply with all applicable policies of the Company.

2. TERM/AT-WILL RELATIONSHIP. The term of this Agreement shall commence upon closing of the initial public offering and terminate upon the earlier of: (a) termination of this engagement at will in accordance with the terms of this Agreement; or (b) the consummation of a business combination. This Agreement is “at-will,” meaning that either party may terminate the engagement at any time, for any reason, or no reason, with 15 days prior written notice to the other party. The period of time during which Company engages Consultant shall be referred to as the “Term.”

September 11, 2024

3.	FEES AND EXPENSES.

3.1 As compensation for the Services during the Term, the Company shall pay a monthly fee of $20,833.00 (Twenty Thousand Eight Hundred Thirty-Three Dollars) (the “Fees”), subject to availability of sufficient funds for working capital, as described in the prospectus in connection with the Company’s initial public offering. The Fees shall be paid semi-monthly on the 15th and the last day of the calendar month in which the Services are provided. If the Services end before the last day of a calendar month, the Fee for that month shall be pro-rated based on the number of days of the calendar month that have passed before the end of the Term.

3.2 Consultant agrees that, absent a written agreement signed by the Chief Executive Officer of the Company, Consultant shall not be entitled to any remuneration of any kind, other than that expressly set forth in this Agreement, for any work or services Consultant performs for, or information Consultant provides to, the Company or any of its agents, during the Term, regardless of whether such work or services fall within this Agreement’s definition of “Services.”

3.3 Consultant acknowledges that Consultant has not been promised, and is not entitled to, a position as an employee, contractor, or director, with the entity that results from any business combination into which the Company enters.

3.4 Consultant acknowledges that Consultant will receive an IRS Form 1099-MISC from the Company, and that Consultant shall be solely responsible for all federal, state, and local taxes arising from any payments made to Consultant in connection with the Services.

3.5 The Company shall pay any reasonable travel or other reasonable costs or expenses incurred by Consultant in connection with the performance of the Services.

4.	RELATIONSHIP OF THE PARTIES.

4.1 Consultant is an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee, or agency relationship between Consultant and the Company for any purpose.

4.2 Without limiting Section 4.1, the Company will not be responsible for withholding or paying any income, payroll, social security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers’ compensation insurance on behalf of Consultant.

September 11, 2024

5. CONFIDENTIALITY. During the Term, Consultant may receive confidential and proprietary information relating to the Company’s business (the “Confidential Information”). Confidential Information will not, however, include information which (i) is or becomes publicly available other than as a result of Consultant’s disclosure in violation of this Agreement, (ii) is or becomes available to Consultant from a third party which, to Consultant’s actual knowledge is not bound by confidentiality obligations to the Company with respect to such information, (iii) is known to Consultant prior to disclosure by or from the Company or (iv) is or has been independently developed by Consultant without use of any Confidential Information. The Confidential Information may include, but is not limited to, confidential and proprietary information regarding the Company’s business strategies, financial information, internal organization, processes, methods, and know-how, as well as information of third parties as to which the Company has an obligation of confidentiality. Consultant agrees that the Confidential Information is the sole, exclusive and valuable property of the Company. Consultant also agrees not to use the Confidential Information other than to perform the Services, and not to disclose the Confidential Information, in whole or in part, in any form, to any third party (other than as reasonably necessary to perform the Services hereunder), either during or at any time after the Term. Consultant agrees any copies, reproductions or other derivatives of the Confidential Information shall remain the property of the Company and upon the expiration or termination of this Agreement for any reason, Consultant agrees to immediately cease using and to promptly return to the Company all whole and partial copies, reproductions and any other derivatives of the Confidential Information provided to Consultant or otherwise in Consultant’s possession or under Consultant’s control and to destroy any and all copies thereof. This Section 5.1 shall survive for a period of two years following the expiration or termination of this Agreement for any reason; following such period, the obligations set forth in this Section 5.1 shall terminate.

6.	TERMINATION.

6.1 Consultant or the Company may terminate this Agreement, with 15 days prior written notice to the other party to this Agreement.

6.2 Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company’s written request, Consultant shall, within five calendar days, after such termination:

(a) deliver to the Company all work product and all hardware, software, or other materials provided for Consultant’s use by the Company;

(b) deliver to the Company all tangible documents and materials (and any copies) containing, reflecting, incorporating, or based on the Confidential Information;

(c) permanently erase all of the Confidential Information from Consultant’s computers and electronic devices; and

(d) certify in writing to the Company that Consultant has complied with the requirements of this clause.

7. OTHER BUSINESS ACTIVITIES. Consultant and the Company agree that Consultant may be engaged or employed in any other business, trade, profession, or other activity which does not materially impair Consultant’s ability to provide the Services or place Consultant in a conflict of interest with the Company.

September 11, 2024

8. INDEMNIFICATION. Subject to the provisions of Section 9, the Company shall indemnify, out of the assets of the Company only (including cash and the proceeds from liability insurance, if any), and hold Consultant harmless, to the fullest extent permitted by applicable law, from and in respect of all (a) reasonable fees, judgments, fines, costs, and expenses (including reasonable attorneys’ fees) as they are incurred in connection with, relating to or resulting from any claim, demand, action, suit or proceeding, and any appeal therefrom, relating to this Agreement, the Services, or the activities of the Company, its properties, business, or affairs, including without limitation, consummating an initial business combination on behalf of the Company or any other activities relating to Consultant’s responsibilities to the Company and (b) losses or damages resulting from such claims, demands, actions, suits or proceedings, and any appeal therefrom, including amounts paid in settlement or compromise (if recommended by attorneys for the Company) of any such claim, demand, action, suit or proceeding, and any appeal therefrom; provided, however, that this indemnity shall not extend to Consultant if Consultant acted with fraud, bad faith, willful misconduct or gross negligence, or with respect to any criminal action or proceeding where Consultant’s conduct was unlawful.

9. WAIVER OF TRUST. Consultant acknowledges that it has read the prospectus of the Company and understands that the Company has established the trust account referred to in the prospectus for the benefit of the Company’s stockholders (the “Trust Account”) and that the Company may disburse monies from the Trust Account only under the circumstances described in the prospectus. For and in consideration of the Company entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and the Consultant agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account (“Claim”) and waives any Claim Consultant may have in the future as a result of, or arising out of, in connection with or relating to this Agreement or the Services or the other transactions contemplated hereby, or any other negotiations, contracts or agreements with the Company and will not seek recourse against the Trust Account for any reason whatsoever.

10. ASSIGNMENT. Neither party shall assign any rights, or delegate or subcontract any obligations, under this Agreement without the other party’s prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the parties hereto and their respective successors and assigns.

11.	MISCELLANEOUS.

11.1 All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the parties at the addresses set forth on the signature page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this Section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees prepaid), facsimile or email (with confirmation of transmission). Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving party has received the Notice and (b) the party giving the Notice has complied with the requirements of this Section.

September 11, 2024

11.2 This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. The provisions of this Agreement are for the sole benefit of the parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights to any third party (including any third party beneficiary rights).

11.3 This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto.

11.4 This Agreement and all related documents, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, are governed by, and construed in accordance with, the laws of the State of New York (including its statutes of limitations), without giving effect to principles of conflicts of laws. With respect to any disputes concerning this agreement or Consultant’s engagement, the parties consent to the exclusive jurisdiction of the state and federal courts with jurisdiction over New York County, New York. The parties waive any right to a trial by jury with respect to such disputes.

11.5 The invalidity, illegality, or unenforceability of any term of this Agreement shall not affect any other term of this Agreement.

11.6 This Agreement may be executed in multiple counterparts and by facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

11.7 Sections 5, 8, 9, 10, and 11 shall survive the termination of this Agreement.

[Signature Page Follows]

September 11, 2024

If this letter accurately sets forth our understanding, kindly execute the enclosed copy of this letter and return it to the undersigned.

Very truly yours,

PLUM ACQUISITION CORP. IV

By:	/s/ Kanishka Roy
Kanishka Roy, Chief Executive Officer

ACCEPTED AND AGREED:

FREYA ADVISORY, LLC

By:	/s/ Kanishka Roy
Kanishka Roy, Manager

Dated: September 11, 2024

ADDRESS:

27300 Dee Springs Way

Los Altos Hills, CA 94022

Email: Kanishka.b.roy@gmail.com